Exhibit 5.1

Joshua D. Brinen Attorney at Law New York Office jbrinen@brinenlaw.com

Member New York, New Jersey, Florida, California, Texas & Nevada Bar
LL.M. in Taxation

January 5, 2024

VIA REGULAR MAIL

Odyssey Health, Inc.

Board of Directors

2300 West Sahara Avenue, Suite 800 - #4012

Las Vegas, NV 89102

Re:	Registration Statement on Form S-8
Our File No.: Odyssey.01

Ladies and Gentlemen:

As counsel to Odyssey Health, Inc., a Nevada corporation (the “Company”), we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about January 5, 2023, in connection with the registration under Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of Twenty Million (20,000,000) shares (the “Shares”) of the Company’s Common Stock, One Hundredth of a cent ($0.001) par value per share (the “Common Stock”), subject to issuance by the Company upon the exercise or settlement of equity awards to be granted under the Company’s Amended and Restated 2021 Omnibus Stock Incentive Plan (the “Plan”).

As to matters of fact relevant to the opinions rendered, we have examined such documents, certificates, and other instruments which we have deemed necessary or advisable. We have undertaken no independent investigation to verify the accuracy of any such information, representations, or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below. We have not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.

In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than as disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same and (other than the Company) the due authorization, execution and delivery of all documents by each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.

90 Broad Street, Tenth Floor	1700 Post Oak Boulevard
New York, New York 10004	2 Boulevard Place, Suite 600
Telephone: (212) 330-8151	Houston, Texas 77056
Facsimile: (212) 227-0201	Telephone: (281) 815-4368
Facsimile: (281) 241-4444

Brinen & Associates, LLC

January 5, 2024

The opinions in this letter are limited to the existing Laws of the State of Nevada and Federal Securities Laws now in effect.

We express no opinion with respect to any other laws.

Based upon, and subject to, the foregoing, it is our opinion that the Shares, when issued and sold by the Company in accordance with the terms (including, without limitation, payment and authorization provisions) of the applicable Plan and the applicable form of award agreement thereunder, against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share), and duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is intended solely for your use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.

This opinion letter is rendered as of its date, and we express no opinion as to circumstances or events which may occur subsequent to such date. We undertake no, and disclaim any, obligation to advise you of any changes in, or any new developments which might affect, any matters or opinions set forth in this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed.

We are members of the bar of the State of New York, New Jersey, California, Texas, Florida, and Nevada and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than the laws of the State of Nevada and the applicable regulations and the federal laws of the United States. Furthermore, we express no opinion on any federal or state law not specified expressly in this letter.

Should you have any questions, please do not hesitate to contact me at the New York office or via electronic mail at jbrinen@brinenlaw.com.

Yours truly,

Brinen & Associates, LLC

Joshua D. Brinen

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